Exhibit 99.1

SB Financial Group, Inc.
Q3 2020 Earnings Conference Call
Friday, October 30, 2020, 11:00 A.M. Eastern

CORPORATE PARTICIPANTS Mark Klein – Chairman, President and Chief Executive Officer Anthony Cosentino – Chief Financial Officer Jonathan Gathman – Senior Lending Officer

PRESENTATION

Operator

Good morning everyone and welcome to the SB Financial Third Quarter 2020 Conference Call and Webcast. I would like to inform you that this conference call is being recorded, and that all participants are currently in a listen-only mode. We will begin with remarks by management and then open the conference up to the investment community for questions and answers.

I would now like to turn the conference call over to Sarah Mekus with SB Financial. Ma’am, please go ahead.

Sarah Mekus

Good morning, everyone. I would like to remind you that this conference call is being broadcast live over the Internet and will be archived and available on our website at ir.yourstatebank.com.

Joining me today are Mark Klein, Chairman, President and CEO, Tony Cosentino, Chief Financial Officer, Ernesto Gayton, Chief Technology Innovation and Operations Officer, and Jon Gathman, Senior Lending Officer.

This call may contain forward-looking statements regarding SB Financial’s performance, anticipated plans, operational results, and objectives. Forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied on our call today.

We have identified a number of different factors within the forward-looking statements at the end of our earnings release, which you are encouraged to review. SB Financial undertakes no obligation to update any forward-looking statements except as required by law after the date of this call. In addition to the financial results presented in accordance with GAAP, this call will also contain certain non-GAAP financial measures. A reconciliation of GAAP to non-GAAP measures is included in our earnings release.

I will now turn the call over to Mr. Klein.

Mark Klein

Thank you, Sarah. Good morning, everyone. Welcome to our third quarter 2020 conference call and webcast. Great to have you all with us.

We continued to recover this quarter in many areas of our operation. We saw our loan pipeline rebuild, client liquidity stabilized, forbearances dissipate and the Edon operations integrated in the State Bank. All the while the flat yield curve and low long-term rates continue to drive our mortgage volume, leading to record net income.

Highlights for this quarter, including a $325,000 pretax mortgage servicing right recapture, include net income of $5.3 million up $1.5 million or 40% increase over the prior year quarter and when adjusted for those non-GAAP impairment issues, net income was $5 million up 33%.

Adjusted return on average assets 164 basis points, up from the prior year quarter of 144. Pretax pre-provision ROA for the quarter was 2.74%, up 89 basis points, or 45% from the prior year. Net interest income of $9.3 million, up 2.2% from the prior year as our 6% reduction in interest income was more than offset by the 37% reduction in interest expense. This coupled with controlled non-interest expense delivered positive operating leverage in the quarter of 1.9 times.

SB Financial Group, Inc.
Friday, October 30, 2020, 11:00 A.M. Eastern

Loan balances from the linked quarter declined $16 million, which reduced our year-over-year growth to over $62 million or 7.6%. Included in that were PPP balances of $82 million and Edon acquisition loan balances of $16 million. Excluding those items, year-over-year loan balances were down $35 million.

Deposits increased $166 million or approximately 20% year-over-year. Again, Edon balances of $54 million, and retention of PPP funding in our business DDAs have increased well beyond our core levels. Expenses were up $1.8 million due to higher mortgage commissions, increase in our title insurance business and a full quarter of operational expense from the Edon acquisition.

Mortgage origination volume increased to $200 million, up over $42 million or 27% year-over-year. Asset quality metrics were a bit elevated from the prior year although our level of 60 basis points of non-performing assets remain strong. We set aside this quarter $1.8 million in provisions, all of which were related to COVID-19 future reserves.

Finally, client loan deferrals were down substantially from the linked quarter with the number and dollar of loans in forbearance status down 60%.

As you recall, our five key initiatives we’ve touched on every quarter remain revenue diversity, more scale for efficiency, more scale, and more scope, as well as operational efficiency and asset quality.

First revenue diversity. This quarter mortgage volume and loan sale gains were up from the prior year, 27% on volume, and 224% on gain. Non-interest income increased to $10.4 million from the prior year quarter of just $5.4 million, which includes a mortgage servicing impairment recovery as I mentioned $325,000. Adjusting for that impact, non-interest income was up from the prior year by $4.7 million or 88%.

Non-interest income to total revenue increased to 53% well above our traditional average of 35% to 40%. Our current mortgage pipeline continues to be near capacity, with currently 325 loans in process for over $78 million. We are on pace to deliver our largest mortgage production year ever with total volume likely now to exceed $650 million.

Peak Title had another strong quarter with revenue up 29% from the prior year quarter and for the year, up 91%. We remain focused on expanding the scope of Peak’s business not only with State Bank, but our outside client banks throughout our Tri-State region as well. In the coming quarters, we intend to improve our percentage of higher revenue commercial title insurance policy business versus lower revenue, higher volume title opinions to drive performance higher.

Our Indianapolis mortgage loan operation and office continue to gain market share during the quarter as we originated over $12 million of volume. Thus far in 2020, we have originated now $35 million compared to just $4 million, we produced over the same period last year. Our servicing portfolio in this newer market now reflects 143 households for over $28 million.

Wealth Management assets under our care continue to rebound over the prior year in with overall market improvement of $6 million, new sales of $20 million, new contributions of over $11 million leading to $522 million in total assets under management or a net increase of $22 million.

SB Financial Group, Inc.
Friday, October 30, 2020, 11:00 A.M. Eastern

Pandemic has certainly revealed unique challenges in this business line, but as we mentioned last quarter, we’re committed to engaging each of our new 700 PPP clients in the coming months with potential wealth solutions.

Secondly, more scale. Loan growth continued to be under pressure in the quarter as our markets slowly reopen from the coronavirus shutdown. Our $62.5 million in growth from the prior year is elevated due to our PPP loans and the loans we acquired from the Edon acquisition. As we adjust growth for these items year-over-year, our loan balances would fall on a core basis, as I mentioned by $35 million. Interesting to note over $19 million would be related to loan payoffs due to several companies selling their company. That said, our expectations to grow loan balances organically in the fourth quarter and on into 2021 remain strong.

In fact our current commercial loan pipeline today rests at approximately $31 million. Our deposit base expanded to $1.01 billion up $166 million or 20%. Included in that growth is $54 million in Edon deposits, and our estimate now that 50% of the PPP loan funding remains in our clients operating accounts. We expect these funds to gradually dissipate through the final quarter of the year and on into 2021.

Finally, we continue to express interest in strategic partnerships opportunistically, that can add scale and improve returns. As of October, we have successfully integrated the Edon transaction in the State Bank with positive impact to our client base.

Third, is our strategy to develop deeper relationships, more scope. We continue to monitor and assist all of these 700 clients that we extended PPP loans during the second quarter. One of the key initiatives from our PPP client acquisition strategy was and is to expand these relationships and develop long-term partnerships. To date, we have added over 100 new deposit accounts from these clients, new clients and we continue to call on each of them for additional banking services. In fact, beyond PPP cross sales we have identified now over 1000 referrals to our business partners through the third quarter that have led to over $71 million in additional business across all business lines in our entire company.

Expanding our region to the household to increase our share of wallet remains a critical ingredient to our growth strategy. We are excited to now include the opportunity to expand our presence in each of Edon’s 1400 households. While the pandemic has made in-person outreach certainly more difficult, we are contacting our clients every day, via phone, text, emails, discover new opportunities to expand relationships. We embrace customized communication channels with each of our clients.

Additionally, we are in the midst of converting our CRM system to one that will provide a more dynamic view of not only the entire client relationship, but more importantly, one that will identify potential new opportunities as well.

Fourth, is operational excellence. The transition to a more normal residential purchase market continued in the third quarter. We originated 49% of our volume from purchase transaction or approximately $99 million compared to 35% or $79 million the prior quarter. With this trend expected to continue, we have focused our efforts on improving closing times and ensuring that our pipelines remain at or very near our capacity. In other words, optimizing our underwriting process and closing and loan sale capacity.

As a result of our success, our servicing portfolio now stands at over 8500 loans with principal balances of approximately $1.29 billion.

SB Financial Group, Inc.
Friday, October 30, 2020, 11:00 A.M. Eastern

Expense levels were up from the prior year quarter, but we improved our operating leverage to 1.9 times as I mentioned due to our revenue growth. For the full year expenses and revenues were impacted by the servicing rights impairment and the Edon merger costs. When we adjust for these non-GAAP items going forward, our operating leverage for the year improves from a reported 1.3 to the 1.9 times as I mentioned. We continue to examine all of the expense control initiatives that we put in place earlier this year.

Finally, the fifth and final key initiative is asset quality. At quarter end, we had 204 loans in forbearance for a total dollar amount of approximately $81 million, which was down by 306 loans and $114 million from the linked quarter, or 59%. Included in the totals were $42 million of sold mortgage loans, which reduces our on-balance sheet exposure to just $38 million, which was down $115 million or 75% from the linked quarter.

These trends are encouraging. However, we still have concerns regarding certain segments of our portfolio, as we still see some weakness in our hotel, restaurant and elder care exposures.

We feel strongly that our prudent underwriting process over the past decade will continue to deliver a stable loan portfolio, however, should unexpected stress surface we have made provisions to bolster our loan loss allocation and provision. This quarter, we increased our provision expense to $1.8 million and for the year now $3.7 million. Our loan loss reserve is now nearly $12 million, and the reserve ratio is up 30 basis points from the prior year to 1.33%. If you adjust the PPP balances out, our reserve would increase to 1.47%.

Coverage of non-performing loans now stands at 164% and remains above median of our peer group. Charge-offs for the quarter were just $21,000 and year-to-date our loan charge-off ratio was slightly above historical levels at 10 basis points or $662,000. We feel our approach to build our reserve and stay ahead of market stress, if you will, will bode well for future quarters and operating performance.

Before I turn the call over to Tony, I do want to make note of our dividend announcement this past week, up to $10.5 per share, which is up 11% from the prior year, and up 5% from the linked quarter. We do continue to assess our capital strategies to fund balance sheet growth as we prudently return capital to our stockholders via our common stock buyback currently in place and will be in place throughout 2020.

Now I’d like to have Tony, give us a few more details on our quarterly performance. Tony?

Anthony Cosentino

Thanks, Mark, and good morning everyone. For the quarter we had net income of $5.3 million or $0.69 per diluted share. As Mark noted, earnings were impacted by 300,000 recapture of our prior mortgage servicing rights impairment, and absent that item, net income would have been $5 million up $1.2 million, which is a 32.7% increase.

Quarterly highlights include total operating revenue up 36.4% from the prior year and up 34.2%, when we adjust for the MSR recapture. Operating expense was up 19.3% from the prior year. Loan sales delivered gains of $8.2 million for mortgage, small business and agriculture, which are up $5.2 million from the prior year.

Margin revenue up 2.2% as our reductions in funding costs from Edon and some other activities offset the 6% reduction in interest income we experienced.

SB Financial Group, Inc.
Friday, October 30, 2020, 11:00 A.M. Eastern

As we break down further the third quarter income statement starting with margin, as I said an interest income was up 2.2% from the prior year and up 4.4% of the linked quarter. Average loan yield for the quarter of 4.51% decreased by 64 basis points from the prior year. Overall earning asset yield was down 102 basis points to the prior year. Clearly the PPP loans depressing loan yield, as well as the higher levels of cash balances we continue to experience in the quarter.

As our clients PPP fundings are utilized in the coming quarter, and beyond, cash levels will naturally decrease and we’re starting to see some improvement in our loan pipelines.

On the funding side, as expected, we again reduced the cost of our interest-bearing liabilities from the prior year. For the quarter, the rate on our interest-bearing liabilities was 75 basis points which is down from the prior year by 58 basis points and down from the linked quarter by 14 basis points.

Net interest margin at 3.41% was down 52 basis points for the prior year as the impact of PPP, excess cash and Edon were headwinds to our margin. Total interest expense costs are down by 38% for the prior year, and down 10% from the linked quarter. We continue to look for opportunities to improve margin in the coming quarters with an expanded loan pipeline, further declines in funding costs and higher loan origination fees.

Total non-interest income of $10.4 million was up $5.1 million or 94% from the prior year reflecting the higher mortgage origination volume. As we said we did have a $3 million servicing rights recapture, and adjusting for that recapture, non-interest income would have been up $4.7 million or 88%.

Our title agency had a very strong quarter, closing a large number of transactions and delivering revenue of 500,000, which was up 29% from the third quarter of 2019. Third quarter mortgage production was strong at $200 million and gain on sale yields continued at a record pace.

The shift to purchase volume from refinance continued in the third quarter, and total gains on sale came in at $8.9 million which was 4.9% on our sold volume of $166 million. The focus and change we made several years ago to hedge our pipeline and become more aggressive and secondary, paved the way for these higher than expected gain numbers.

Our servicing portfolio of $1.29 billion provided revenue for the quarter of $814,000 and is on pace to deliver $3.2 million in total revenue in 2020.

Market value of our servicing rights improved slightly this past quarter as our calculated fair value of 66 basis points was down 25 from the prior year but up one basis point from the linked quarter and did result in a 300,000 recapture. At September 30, our mortgage servicing rights were $8.5 million, which is down 18% from the third quarter of 2019 but up 4% from the linked quarter. Our total impairment that remains is currently $4.2 million.

Operating expenses this quarter were $11.3 million, which is up $1.8 million or 19% from the prior year but down 3% compared to the linked quarter. A higher level of mortgage volume drove compensation higher. As we look at the year, operating expenses up $5.2 million or 19%. However, if we normalize for similar mortgage volume, Peak Title and the merger costs, the year-to-date growth is $2.7 million or 10%.

As we turn to the balance sheet, loan outstandings at September 30th stood at $886 million which was 72.7% of the total assets of the company. We had loan growth of $62 million and asset growth of $175 million for the prior year. PPP loans of $82 million and Edon loans of $15 million have inflated our year-over-year growth levels.

SB Financial Group, Inc.
Friday, October 30, 2020, 11:00 A.M. Eastern

Adjusting for these two factors loan volume -- loan balances declined from the prior year by $35 million as our loan pipelines contracted due to the pandemic. Deposit levels are up $166 million or 19.6% from the prior year as clients are maintaining higher levels of liquidity. In addition, a large percentage of our dispersed PPP loans have been retained in our clients operating accounts. The Edon acquisition, as we’ve discussed, added $54 million in deposits.

Looking at capital, we finished the quarter at $141.3 million which is up $7.1 million or 5.3% from the prior year and our equity to asset ratio stands at 11.6% or 12.4% when we exclude the PPP balances. On a per share basis, tangible book value is up $0.74 per share from the third quarter of 2019 or 4.9%.

We continue to buyback our shares and under our new buyback authorization, we’ve repurchased nearly 100,000 shares to-date, with pricing averaging 90% of tangible book value.

Total non-performing assets of $7.3 million or 60 basis points are up $2.7 million from the prior year but down $400,000 to the linked quarter. Included in our numbers are 800,000 in the accruing restructured credits, these restructured credits elevated our non-performing levels by seven basis points, and absent these accruing restructured credits, our total non-performing asset ratio would reduce to 53 basis points.

We continue to monitor the at-risk segments of our loan portfolio and the improvement in forbearance volume is a positive trend in our asset quality.

As Mark previously mentioned, provision expense for the quarter was $1.8 million up from both the prior year and linked quarter. Our absolute level of loan loss allowance of $11.8 million is up from the prior year by 39%, and our allowance to total loans percentage has increased from 1.03% at September 30 of 2019 to 1.33% currently, and when we exclude the PPP loans, the allowance percentage rises to 1.47%.

On a year-to-date basis, net income of $9.6 million is up $1 million or 11.3% from the prior year, with adjusted net income of $12.9 million up $3.2 million or 33%. On a pretax pre-provision comparison, year-to-date GAAP earnings were up $4.4 million or 40%, and when we adjust for the OMSR merger cost, these earnings are up $7.2 million or 58%.

Now I like to turn the call back over to Mark.

Mark Klein

Thank you, Tony. Clearly a very good quarter financially, as we continue to manage the complexities of the pandemic while assisting our current clients and prospecting in new ways for new ones.

In addition to our solid financial results, we achieved several additional milestones in the quarter, first and foremost, we completed the operational and system integration as we’ve discussed with our Edon operation and those Edon clients. It was a tremendous team effort that enabled us to add nearly 4000 loan and deposit accounts with $73 million in combined balances to our existing infrastructure.

SB Financial Group, Inc.
Friday, October 30, 2020, 11:00 A.M. Eastern

The Edon team has done a great job in ensuring a smooth transition for our new clients and offering new products to those clients. As a result, we’ve increased deposits by now over $4 million since the merger announcement back in February. Our two 120 plus year old brands are and will remain client centric as we focus on client needs and community care to improve performance.

Also, we recently relocated our office in Wauseon to a more visible central business district. This improved exposure will enhance our ability to remain relevant in one of our key Ag markets, and finally, we are pleased to report the recent opening of our newest location in the heart of Downtown Findlay, a market we know well. We intend to leverage our new office in one of Ohio’s best regions to drive and grow private client group and our wealth management business line.

Now, I’ll turn the call back over to Sarah, for questions.

Sarah Mekus

Thank you. We are now ready for our first question.

QUESTIONS AND ANSWERS

Operator

Ladies and gentlemen, at this time we will begin the question-and-answer session. To ask a question, you may press star (*) and then one (1). To withdraw your question, you may press star (*) and two (2). If you are using a speakerphone, we do ask you please pick up the handset before pressing the numbers to ensure the best sound quality. Once again, that is star (*) and then one (1) to ask a question. Our first question today comes from Brian Martin from Janney Montgomery. Please go ahead with your question.

Brian Martin

Hey, good morning, everyone.

Mark Klein

Good morning, Brian.

Anthony Cosentino

Hey, Brian.

Brian Martin

Hey, could you guys just start maybe just a little bit, obviously, two really strong quarters here on the mortgage side. Your outlook on maybe fourth quarter and kind of big picture next year. Obviously, the Tony, the gain on sale was really strong this quarter. Based on what you guys did on the pricing side, and hedging side, just kind of curious how you’re thinking about that in the production next year, and in the coming quarters here.

SB Financial Group, Inc.
Friday, October 30, 2020, 11:00 A.M. Eastern

Mark Klein

Just a couple of comments, Brian, Tony can kind of clean it up, but at a high level, we’re committed to the business line, we brought a one of our executives into the business line to give some more depth and bench strength, David Homily as a Regional President in Columbus, who is now overseeing that business line, and he certainly has a clear vision for driving that volume on up above that $600 million and $700 million annual range, and that in addition to attracting and lifting out a team in northeast Indiana we’re looking at, and then also doing the same thing in the Indie market where we’re now gaining a little bit of traction. I would hope that we’ve set the bar now higher than where we’ve been before, and with our new management in that business line, as well as additional focus on Northeast Indiana and Central Indiana, we can continue to do volume that we’ve seen here in this year, and fourth quarter appears to be very strong as well, as I mentioned, pretty strong pipeline, and again, optimizing all those operational pieces that enables us to price and keep that pipeline full, so that we’re using our talent 100% plus.

Tony, I know you’ve got some thoughts on some numbers fourth quarter.

Anthony Cosentino

Yes, Brian, I think, we saw kind of Q3 be down 40ish million from Q2 in terms of maybe an 80% level. I think as we look at the pipeline, today, we’re probably on that same kind of 70% to 80% pace of Q3. Somewhere in that $150 million to $160 million range is what the pipeline looks like as Q4, as we see some seasonality.

We’re not naive that 2020 has been a very unique year, and competition has kind of allowed pricing to be at a premium level throughout this year, and we’ve certainly felt like we’ve taken extreme advantage of that pricing. We think pricing will probably get a little bit more competitive, we already see some more players getting into the market and competition for MLOs and underwriters is getting higher and more competitive, but we we’re still, as Mark indicated, very engaged in the business, and I don’t know that we’ve come to a realization yet of what our expectation is for 2021. Do I think we can do 650? We certainly have the capacity. Is the marketplace there? Who knows? And I think we’ll know more about that soon.

Mark Klein

Well, one final comment, Brian, as we’ve talked with our staff, the variable is not the number, I mean, the way we plan is that we choose a number of what we think we’re capable of, and then we go build the plan around the number. It’s not a matter of saying, here’s all we can do, we say here’s what we need to do, and then build a plan around that just like we’ve done for the last 10 years. That’s going to require some more producers and Northeast Indiana and Central Indiana, as well as Columbus is going to be where that’s going to happen.

My expectation would be that we continue to shove the business line on up the curve to higher numbers, all while the economy recovers and the yield curve steepens and commercial then takes over with NIM.

Brian Martin

Got you. Okay. That’s helpful hearing about the Northeast Indiana in a little bit more depth and Indie will certainly help in the production next year. Okay.

How about just Tony, you mentioned or Mark the loan pipeline, as looks like it’s picked up a little bit, but just as it gets relative to pay offs and whatnot, just how you’re thinking about the commercial loan book as you go forward here, and just what demand looks like with some cautiousness surrounding the pandemic here.

SB Financial Group, Inc.
Friday, October 30, 2020, 11:00 A.M. Eastern

Jonathan Gathman

Yes, Brian, this is Jon Gathman. Just quickly to address that, yes, we’ve seen the pipeline build considerably here at last couple months. As you pointed out, and as we talked in the transcript that we took some payoffs on some businesses that sold the large conglomerate so there really wasn’t much we can do about that, and probably an unforeseen event in the pandemic, as some of those business owners decided to sell their businesses and there wasn’t going to be a whole lot better time given where the market was for them to sell, given everything else going on in the world and just eliminate some of those other concerns.

That said, our pipeline remains strong, notwithstanding the second quarter, largely because of the PPP in the pandemic, but our pipeline remains strong in the third quarter and the fourth quarter, and we’ve seen a nice uptick in a variety of businesses in a variety of regions. It’s pretty diverse in terms of where it’s coming from and geographically in and loan type. Pretty pleased that $31 million is probably a conservative number, we’re optimistic that we’ll do a little bit better than that here in remainder of 2020 and heading into 2021.

Brian Martin

Got you. In the payoffs, Jon, is there any change in what you’re seeing on that, I know they’re hard to tell, but just any change in that in the next couple of quarters?

Jonathan Gathman

Yes, Brian, I think we saw most of that happened here in the late second, early third quarter, and we’ve haven’t really seen much of anything happened since then. I think most of those businesses, again, call it what you will, but I think the pandemic hastened some of those decisions, and as that is now sort of seeded in a lot of the businesses that we’re going to sell have already sold and some of our other customers that may have considered that and moved on and moved into growth mode.

We have seen that slow years, we’ve entered the fourth quarter, and not to say we won’t see any, but I think we’ll return to our normal pace here in the fourth quarter and beyond in 2021.

Mark Klein

Jon, I think we would also agree that several of the businesses that we’ve financed, we’ve been on the other side of the coin, they’ve sold and we were the bank, they’re ready to help the people to bought the company. What’s good on one side, it’s not so good on the other side, but we’ve been the benefactor in some of the acquisitions.

Jonathan Gathman

Yes, absolutely, and that’s a fair amount of our current pipeline as we speak. That’s a great point.

Anthony Cosentino

Brian, I might add, just one other thing that conversely, helped us a little bit on NIM is that several of those companies that sold were fairly large PPP borrowers, and when those were paid off as part of the transaction, then we were able to accelerate those fees that we were holding. That actually boosts a little bit of our margin this quarter.

Brian Martin

Got you. I was going to ask Tony, or whomever Jon, the PPP. Where does that stand today as far as forgiveness and just if you can remind maybe the remaining unearned fees you expect to collect today, how much is left to be booked into the P&L.

SB Financial Group, Inc.
Friday, October 30, 2020, 11:00 A.M. Eastern

Jonathan Gathman

Tony can help me with the exact number, but in terms of where we are with PPP, we just started accepting applications Monday, formally, we had accepted some before that, but formally, we’ve put a number of communications out to our clients about how that process will work. As you’re aware, Brian, Congress passed some guides or SBA rather, some guidance on how that work on $50,000 or some less, which is a little right around half of our total PPP portfolio in terms of numbers, not dollars, it’s a very small dollar amount, but since we have just started and the SBA has finally started moving on some of them, my anticipation would be we’ll see very little of that some, but very little of that in the fourth quarter here of 2020, and probably the vast majority, if not 100% of it will hit in 2021, just because we have 60 days to work through those and then SBA has another 90 days to decision them.

The timeline will prove out to be more of a factor of 2021, and our total number Tony was around…

Anthony Cosentino

Yes, we had initial booking of $3.1 million, we’ve taken about $600,000 through the first, call it four or five months of that. We have $2.5 million on amortized left on our book. As Jon said, we’ll probably be very similar to Q3 and Q4, as we have the normal amortization, and we might have a few payoffs. If all things go where we think then the bulk of that will probably be realized by April 15 of 2021, I would suspect.

Brian Martin

Okay, and the amount that was in the third quarter, Tony was about how much just whether it be either the unearned fee, or just the total benefit to NII from PPP, including even the loan interest?

Anthony Cosentino

Yes, Q2 was about $400,000 and that boosted by 50%, in Q3 to about $600,000. We’ve taken a million dollars between the fee amortization and the 1% interest through September.

Brian Martin

Got you. Okay. Perfect, thank you, and just the last couple, obviously the credit quality still really strong and the mortgage earnings taking some of that and putting it in reserves for the potential risk of the pandemic, and is your expectation or, and the fact that the deferrals are down, that you can still build the reserve a bit more, as you go to the final quarter of the year here is to boost it even further, or is your sense that the reserve build is largely done now from the pandemic given the trends you’re seeing in credit.

Anthony Cosentino

Just a couple of high-level comments, Jon can opine on this one, but just at a high level, Brian, you’ve always been a vocal proponent of building reserve when you’re making the money, and of course some of our models don’t allow us to put money away if you don’t have any losses. Well, this year is taking care of a little bit of that, but that said, we think we got a pretty strong portfolio and short of Jon, one of our larger losses, if you take one of our one credit out of the last piece, I think we’d be like, I don’t like one basis point or something, but we want to continue to build it, and I think we’re getting it up to where we need to have it. I think it’ll, as I mentioned in the webcast, Brian, I think it’ll bode well for subsequent quarters. As we see this pandemic play out and the asset quality, we think we have actually emerging, but Jon, I know you got some thoughts on all that?

Jonathan Gathman

Well, I would just say there’s no accounting for what a prolonged pandemic and/or more closures would do, and that’s probably, not probably, that is exactly why we are building our reserve. That said, our current situation, I agree with Mark and we believe strongly that we’ve prepared our borrowers in terms of borrowing structures, and the types of borrowers we brought in that can survive some of these issues that they’re currently in. You look at our hotel portfolio, for example, we have some pretty well-heeled borrowers, and they are with fair amount of cash. We think that’ll help them in the short run.

Absent something else happening in the pandemic world, which again is why we’re putting money aside, we think our asset quality is going to hold in there about current levels, and maybe slight elevation with some credits, but a lot of those borrowers have already entered into the repayment structure or operating and doing presumably well.

SB Financial Group, Inc.
Friday, October 30, 2020, 11:00 A.M. Eastern

Mark Klein

Brian, just to follow up on that, I just participated in a Federal Reserve conference call and there’s a fair amount of latitude that they’re certainly giving everyone, particularly when it comes to hotels because we’ve got operators, as Jon said, they’re very liquid, but if you’re willing to offer forbearance mean they’ve generally willing to take it, but we could have stood firm, and said, we’re not going to do any more, I think we would be fine, which would have decreased our loans under forbearance if we would have done that, but we didn’t, we’ve accommodated, the Federal Reserve has given us the latitude in that arena, and so we’ve kind of taken it, but we could have decreased our balances even more if we just stood and said, nope, this is it, too, is it, but I do know that Dave proclaimed in the Federal Reserve that going even up to a full year in that industry has been witness and merited. We’re not there yet, but we’re still probably pretty bullish on liquidity and the clients that we have in those hospitality arenas.

Brian Martin

Got you. Okay, and then the last two for me was there any change, it doesn’t sound as though, but when you look at the criticizing classifieds, any change in trends in the special mention of classified this quarter, I know you talked about, some of the hotels and eldercare, just not sure how they’re performing. If you’re seeing any migration on those or any trends of note?

Jonathan Gathman

For 2021 holistically, we saw one credit migrate earlier this year, that had nothing to do with the pandemic. That’s right around $1.8 million. We did see an eldercare facility that probably has been severely impacted by the pandemic, but that’s a fairly small balance net, we’re carrying a USDA guarantee on that loan, and we feel pretty good about the prospects of that, again, not a huge balance, but really know most of our increase in the second and third quarter has then been brought on by non-pandemic related issues that we feel like we have appropriately addressed in every case.

Brian Martin

Okay, there was a bit of it was some increase in the special mention in classified from 2Q to 3Q, nothing significant is what it sounds like Jon?

Jonathan Gathman

Yes, it really comes down to three credits, Brian, again, two of them non-pandemic related one pandemic related, but three large commercial credits probably drove the number as much as anything.

Brian Martin

Got you. Okay, and then just the last one for me was just on your outlook for the margin and liquidity and just how you’re thinking about that, it sounds like as though you are pretty optimistic, Tony, with regard to bringing the deposits down a bit more and maybe holding the asset side with maybe a few more loan fees, but just any more commentary would be appreciated?

SB Financial Group, Inc.
Friday, October 30, 2020, 11:00 A.M. Eastern

Anthony Cosentino

Yes, I think that that summarizes it very well. We’ve all been surprised, blown away by the amount of liquidity by our consumer clients, the amount of liquidity and cash out there, and what the majority of customers are doing is leaving it in the bank, they’re not spending money on boats, or cars, or those kinds of things. Now, that may change, we don’t know, but we’ve seen the bulk of our CD maturities, and customers looking at that, and just happy to roll it over and put it in a money market or a savings account and just sitting on the sidelines and waiting.

Our decision tree has been, how comfortable are we that the loan pipelines are going to improve enough that we can sit on cash for a little bit longer, or should we go into the bond market and make some long-term investments. We’ve taken a little bit of that off the table, but we still are fairly convinced that our loan pipelines are real, and we’ve got confidence that they’re going to come back to us in fourth quarter and into 2021. If we have to take a temporary blip on a little bit more cash, we’re happy to do that.

Brian Martin

Got you. Okay, I appreciate all the color and a nice quarter, guys.

Mark Klein

Thanks, Brian. Talk soon.

Operator

Once again, if you would like to ask a question, please press star (*) and then one (1). To withdraw yourself from the question queue, you may press star (*) and (2) two. Again, that is star (*) and then one (1) to ask a question. Ladies and gentlemen, at this time, in showing no additional questions, I’d like to turn the conference call back over to the management team for any closing remarks.

SB Financial Group, Inc.
Friday, October 30, 2020, 11:00 A.M. Eastern

CONCLUSION

Mark Klein

Thanks, Jamie. Once again, thanks for joining us. We certainly look forward to talking with you again in January, as we report our fourth quarter of 2020 as well as overall year-end results. Thanks for joining. Goodbye. Thank you.

Operator

Ladies and gentlemen, with that we will conclude today’s conference. We do thank you for attending. You may now disconnect your lines.

SB Financial Group, Inc.
Friday, October 30, 2020, 11:00 A.M. Eastern